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                                                                    EXHIBIT 99.1

                            [HEALTHCARE REALTY TRUST]



                                  NEWS RELEASE
--------------------------------------------------------------------------------

Contact:     Timothy G. Wallace, Executive Vice President and
             Chief Financial Officer (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                        FOURTH QUARTER DIVIDEND INCREASE

             COMPANY REPORTS PREFERRED STOCK DIVIDEND AND THIRTIETH
                      CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, January 23, 2001 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its thirtieth consecutive common stock dividend increase for the quarter ended December 31, 2000. This dividend, in the amount of $0.570 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended September 30, 2000. The dividend is payable on March 7, 2001 to shareholders of record on February 15, 2001. At this rate, quarterly dividends approximate an annualized dividend payment of $2.28 per share.

         Healthcare Realty Trust also announced a cash dividend of $0.55469 per share for its 8 7/8% Series A Cumulative Preferred Stock. The dividend is payable on February 28, 2001 to shareholders of record on February 15, 2001.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 32 states nationwide, and operated pursuant to contractual arrangements with 67 healthcare providers. Since commencing operations in June 1993, the Company has invested or committed to invest approximately $1.7 billion in 269 income-producing real estate properties or mortgages. The Company provides property management or asset management services to approximately 10 million square feet nationwide.

         In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 1999. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.

                                      -END-